Filed pursuant to Rule 424(b)(3)
Registration No. 333-255888
VANECK ETHEREUM ETF
SUPPLEMENT NO. 4 DATED JULY 22, 2025
TO THE PROSPECTUS DATED JULY 22, 2024
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Ethereum ETF (the “Trust”), dated July 22, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to update the Prospectus.
Sponsor Fee Waiver
The following supersedes and replaces the first paragraph under the caption "Prospectus Summary - The Trust's Fees and Expenses" on page 7 of the Prospectus.
The Trust will pay the Sponsor the Sponsor Fee, which is a unified fee of 0.20%. The Sponsor Fee is paid by the Trust to the Sponsor as compensation for services performed under the Trust Agreement. The Administrator will make its determination regarding the Sponsor Fee in respect of each day by reference to the Trust’s NAV as of that day. The Sponsor Fee will accrue in U.S. dollars and be payable monthly in arrears in ETH on, or by, the tenth business day of the next month in respect of the prior month. Each month, the Administrator will calculate the Sponsor Fee for each day of the month, resulting in a cumulative total in U.S. dollars, which the Administrator will then calculate the ETH equivalent of by reference to the Index as of the date of calculation, and the Sponsor shall then withdraw the corresponding amount of ETH from the Trust’s ETH Account in payment of the Sponsor Fee. The Sponsor has agreed to pay all ordinary operating expenses (except for extraordinary expenses, including but not limited to, non-recurring expenses and costs of services performed by the Sponsor or a service provider on behalf of the Trust to protect the Trust or the interests of Shareholders, such as in connection with any indemnification of agents, service providers or counterparties of the Trust and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters) out of the Sponsor Fee. For extraordinary expenses not covered in the previous sentence, the Sponsor shall pay these expenses as they become due and seek contemporaneous reimbursement from the Trust in the form of ETH at the time of payment. For extraordinary expenses denominated in dollars, the Sponsor shall convert the expense amounts into ETH at the Index price on the date the Sponsor seeks such reimbursement from the Trust, and shall withdraw the corresponding amounts of ETH from the Trust as reimbursement for paying such extraordinary expenses of the Trust. For extraordinary expenses denominated in ETH, if any, the Sponsor shall withdraw the corresponding amounts of ETH from the Trust as reimbursement for paying such extraordinary expenses. Neither the Trust nor the Shareholders shall be responsible for any fees and expenses, including any Ethereum network fees, incurred by the Sponsor to withdraw ETH from the Trust’s ETH Account in connection with payment of the Sponsor Fee or Trust expenses not assumed by the Sponsor, or to convert such ETH, once withdrawn, into cash (if applicable). The Sponsor will sell ETH which may be facilitated by one or more Liquidity Providers and/or the ETH Custodian or an affiliate thereof, in connection with the termination of the Trust and the liquidation of the Trust’s ETH holdings, which the Sponsor shall do at a price which it is able to obtain through commercially reasonable efforts, and arrange for the distribution of the cash proceeds to the Trust’s Shareholders and creditors (if any). The amount of ETH held by the Trust may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of ETH. In addition, the Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver.
The following supersedes and replaces the first paragraph under the caption "Additional Information About the Trust - The Trust's Fees and Expenses" on page 86 of the Prospectus.

The Trust will pay the Sponsor the Sponsor Fee, which is a unified fee of 0.20%. The Sponsor Fee is paid by the Trust to the Sponsor as compensation for services performed under the Trust Agreement. The Administrator will make its determination regarding the Sponsor Fee in respect of each day by reference to the Trust’s NAV as of that day. The Sponsor Fee will be accrue in U.S. dollars daily and be payable monthly in arrears in ETH on, or by, the tenth business day of the next month in respect of the prior month. Each month, the Administrator will calculate the Sponsor Fee for each day of the month, resulting in a cumulative total in U.S. dollars, which the Administrator will then calculate the ETH equivalent of by reference to the Index as of the date of calculation, and the Sponsor shall then withdraw the corresponding amount of ETH from the Trust’s ETH Account in payment of the Sponsor Fee. The Sponsor has agreed to pay all operating expenses (except for extraordinary expenses, including but not limited to, non-recurring expenses and costs of services performed by the Sponsor or a service provider on behalf of the Trust to protect the Trust or the interests of Shareholders, such as in connection with any indemnification of agents, service providers or counterparties of the Trust and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters) out of the Sponsor Fee. For extraordinary expenses not covered in the previous sentence, the Sponsor shall pay these expenses as they become due and seek contemporaneous reimbursement from the Trust in the form of ETH at the time of payment. For extraordinary expenses denominated in dollars, the Sponsor shall convert the expense amounts into ETH at the Index price on the date the Sponsor seeks such reimbursement from the Trust, and shall withdraw the corresponding amounts of ETH from the Trust as reimbursement for paying such extraordinary expenses of the Trust. For extraordinary expenses denominated in ETH, if any, the Sponsor shall withdraw the corresponding amounts of ETH from the Trust as reimbursement for paying such extraordinary expenses. Neither the Trust nor the Shareholders shall be responsible for any fees and expenses, including any Ethereum network fees, incurred by the Sponsor to withdraw ETH from the Trust’s ETH Account in connection with payment of the Sponsor Fee or Trust expenses not assumed by the Sponsor, or to convert such ETH, once withdrawn, into cash (if applicable). The Sponsor will sell ETH which may be facilitated by one or more Liquidity Providers and/or the ETH Custodian or an affiliate thereof, in connection with the termination of the Trust and the liquidation of the Trust’s ETH holdings, which the Sponsor shall do at a price which it is able to obtain through commercially reasonable efforts, and arrange for the distribution of the cash proceeds to the Trust’s Shareholders and creditors (if any). Accordingly, the amount of ETH held by the Trust may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of ETH. In addition, the Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. In the future, if the Sponsor decides to waive all or a portion of the Sponsor’s Fee, Shareholders will be notified in a prospectus supplement, in its periodic Exchange Act reports and/or on the Trust’s website.